Exhibit 99.1

Transformational Leader with Established History of Driving Growth to Lead Sunworks

ROSEVILLE, Calif., Jan. 11, 2021 (GLOBE NEWSWIRE) — Sunworks, Inc. (Nasdaq: SUNW), a provider of solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced that the company’s Board of Directors has appointed Gaylon Morris as its new Chief Executive Officer and a member of the Board of Directors, effective immediately. Mr. Morris is a transformational leader with a proven record of driving revenue growth and profitability in the construction, engineering, and renewable space.

Mr. Morris joins Sunworks after two decades leading large-scale engineering and construction companies through transition and growth. Prior to joining Sunworks, Mr. Morris served as Business Strategist at Rosendin Electric, one of the largest electrical contractors, where he was responsible for identifying, researching, and developing go-to-market strategies to target new market opportunities. Before Rosendin Electric, he was Senior Vice President of Operations for Strategic Growth and Market Development at Cupertino Electric, Inc. (CEI), a large, national electrical contractor. At CEI, Mr. Morris was responsible for developing and successfully implementing strategies for CEI’s growth divisions, specifically in Modular Manufacturing, Renewable Energy (photovoltaics and storage), and Utility Electrical (transmission, distribution, and substation). Other previous experience includes senior executive roles at NTS Corporation, Methode Electronics and MET Laboratories, along with serving in the United States Navy, where he was a Submarine Service Reactor Plant Operator.

Chuck Cargile, Sunworks’ Chairman of the Board said, “The Board believes Gaylon is the ideal CEO to lead Sunworks through its next growth phase. We are impressed by his established track record of driving profitable growth and his expertise transforming organizations in the engineering and construction industries. Additionally, we are optimistic as we enter 2021 - during the fourth quarter we raised more than $34 million in cash through our at-the-market equity sales, which extinguished our shelf registration filed on May 21, 2019. Under Gaylon’s leadership, we are confident that Sunworks’ current backlog will be executed efficiently while he also focuses on streamlining operations and identifying strategic growth opportunities to drive higher profits, ultimately enhancing shareholder value.”

Mr. Morris added, “The renewable space continues to experience expansive growth and economic support, specifically in solar power and storage. Sunworks is well-positioned with its backlog, cash balance, and rapidly expanding target market as homeowners, residential developers, commercial businesses, and municipalities consider solutions to maximize energy savings while leveraging enhanced renewable incentives. I am excited to join the Sunworks Executive Team and Board of Directors and believe we will reposition the company to capitilize on strong industry tailwinds while driving profitable, long-term growth.”

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ:SUNW) is a premier provider of high-performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. The Company strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, state and federal, public works, and residential. Sunworks’ diverse, seasoned workforce includes veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Investor Relations Contact:

Rob Fink FNK IR646.809.4048 rob@fnkir.com